AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 13, 2007

Registration No.. 333-________

_______________________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_______________________

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CARE INVESTMENT TRUST INC.

(Exact Name of Registrant as Specified in its Charter)

MARYLAND	38-3754322
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

______________________

c/o CIT Healthcare LLC

505 Fifth Avenue, 6th Floor

New York, New York 10017

(Address of Principal Executive Offices)

CARE INVESTMENT TRUST INC. EQUITY PLAN

(Full title of the plan)

Flint D. Besecker

c/o CIT Healthcare LLC

505 Fifth Avenue, 6th Floor

New York, New York 10017

(212) 771-0505

(Name and address, including zip code, and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Each Class of	Amount to be	Proposed Maximum Offering Price	Proposed Maximum Aggregate	Amount of
Securities to be Registered	Registered(1)	Per Share(2)	Offering Price(2)	Registration Fee
Common Stock, par value $0.001 per share	700,000 shares	$12.81	$8,967,000	$276

______________

(1) Represents shares of common stock issuable under the Care Investment Trust Inc. Equity Plan (the "Plan") and, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), an indeterminate amount of additional shares that may become issuable under the Plan by reason of certain corporate transactions or events, including any stock dividend, stock split, reorganization or any other similar transaction that affects the stock such that an adjustment is appropriate in order to prevent dilution of the rights of participants under the Plan.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act, on the basis of the average of the high and low prices for the Common Stock of the Registrant on the New York Stock Exchange on August 10, 2007.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information required in this Part I will be delivered to the participants in the Care Investment Trust Inc. Equity Plan, as specified in Rule 428(b)(1) of the Securities Act. Such documents are not required to be filed with the Securities and Exchange Commission (the "Commission") as part of this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed with the Commission by Care Investment Trust Inc. (the "Company") pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are hereby incorporated by reference in this Registration Statement:

(1)           The Company's Registration Statement on Form S-11, as amended (File No. 333-141634), originally filed with the Commission on March 29, 2007 under the Securities Act; and

(2)           The description of the Company's common stock contained in the Registration Statement on Form 8-A, filed with the SEC on June 18, 2007, including any amendment or report filed for the purpose of updating such description (File No. 001-33549).

All documents the Company subsequently files pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities covered hereby then remaining unsold are incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

ITEM 4.	DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Set forth below is a description of certain provisions of the Company’s Articles of Amendment and Restatement (the "charter") and Maryland law, as such provisions relate to the indemnification of the Company’s directors and officers. This description is intended only as a summary and is qualified in its entirety by reference to the Company’s charter and Maryland law.

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment and which is material to the cause of action. The Company’s charter contains such a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.

The charter permits the Company, to the maximum extent permitted by Maryland law, to agree to indemnify any present or former director or officer or any individual who, while a director or officer of the Company and at the request of the Company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding.

The Company’s charter also permits it, and the Company’s bylaws obligate it, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while serving as the Company’s director or officer and at its request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee and who is made, or is threatened to be made, a party to the proceeding by reason of his or her service in that capacity from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. The Company’s charter and bylaws also permit it to indemnify and advance expenses to any individual who served the Company’s predecessors in any of the capacities described above and any of the Company’s or its predecessors’ employees or agents.

Maryland law requires a corporation (unless its charter provides otherwise, which the Company’s charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity, or in the defense of any claim, issue or matter in any such proceeding. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or are threatened to be made, a party by reason of their service in those or other capacities unless it is established that (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty; (2) the director or officer actually received an improper personal benefit in money, property or services; or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received, unless in either case a court orders indemnification, and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

The Company has entered into indemnification agreements with each of its executive officers and directors. The indemnification agreements require the Company to indemnify its executive officers and directors to the fullest extent permitted by law and to advance all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by the Company’s charter and bylaws and by Maryland law, it provides greater assurance to directors and executive officers that indemnification will be available because, as a contract, it cannot be modified unilaterally in the future by the board of directors or the stockholders to eliminate the rights it provides.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.	EXHIBITS.

Certain of the following exhibits, designated with an asterisk (*) are filed herewith as a part of this Registration Statement. The exhibits not so designated have been previously filed by the Registrant with the Commission and are incorporated herein by reference to the documents indicated in brackets, following the descriptions of such exhibits.

Exhibit No.	Description
3.1	Form of Articles of Amendment and Restatement of Care Investment Trust Inc. [Registration Statement on Form S-11, File No. 333-141634, filed on June 7, 2007, Exhibit 3.1]
3.2	Form of Amended and Restated Bylaws of Care Investment Trust Inc. [Registration Statement on Form S-11, File No. 333-141634, filed on June 7, 2007, Exhibit 3.2]
4.1	Form of Certificate for Common Stock. [Registration Statement on Form S-11, File No. 333-141634, filed on June 7, 2007, Exhibit 4.1]
5.1	Opinion of DLA Piper US LLP.*
10.1	Form of Care Investment Trust Inc. Equity Plan. [Registration Statement on Form S-11, File No. 333-141634, filed on June 7, 2007, Exhibit 10.4]
10.2	Form of Restricted Stock Agreement under Care Investment Trust Inc. Equity Plan. [Registration Statement on Form S-11, File No. 333-141634, filed on June 7, 2007, Exhibit 10.5]
10.3	Form of Restricted Stock Agreement under Care Investment Trust Inc. Equity Plan [Registration Statement on Form S-11, File No. 333-141634, filed on June 7, 2007, Exhibit 10.6]
23.1	Consent of Deloitte & Touche LLP.*
23.2	Consent of DLA Piper LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on signature page).

ITEM 9.	UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities: The Registrant undertakes that in a primary offering of securities of the Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the Registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by the Registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the Registrant or its securities provided by or on behalf of the Registrant; and (iv) any other communication that is an offer in the offering made by the Registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, State of New York, on July 31, 2007.

Date: July 31, 2007	CARE INVESTMENT TRUST INC.

	By:	/s/ F. Scott Kellman
	Name:	F. Scott Kellman
	Title:	President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below authorizes F. Scott Kellman or Robert O’Neill, or either of them, as his attorney in fact and agent, with full power of substitution and resubstitution, to execute, in his name and on his behalf, in any and all capacities, this Registration Statement on Form S-8 and any amendments thereto (and any additional registration statement related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments including post-effective amendments thereto)) necessary or advisable to enable the Registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in respect thereof, in connection with the registration of the securities which are the subject of such registration statement, which amendments may make such changes in such registration statement as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

Name	Title	Date
/s/ F. Scott Kellman F. Scott Kellman	President and Chief Executive Officer (Principal Executive Officer)	July 31, 2007
/s/ Robert O'Neill Robert O’Neill	Chief Financial Officer, Treasurer and "Secretary (Principal Financial and Accounting Officer)	July 31, 2007
/s/ Kirk E. Gorman Kirk E. Gorman	Chairman of the Board of Directors	July 31, 2007
/s/ Flint D. Besecker Flint D. Besecker	Vice-Chairman of the Board of Directors	July 31, 2007
/s/ Gerald E. Bisbee, Jr. Gerald E. Bisbee, Jr.	Director	July 31, 2007
/s/ Alexandra Lebenthal Alexandra Lebenthal	Director	July 31, 2007
/s/ Karen P. Robards Karen P. Robards	Director	July 31, 2007
/s/ J. Rainer Twiford J. Rainer Twiford	Director	July 31, 2007

EXHIBIT INDEX

Certain of the following exhibits, designated with an asterisk (*) are filed herewith as a part of this Registration Statement. The exhibits not so designated have been previously filed by the Registrant with the Commission and are incorporated herein by reference to the documents indicated in brackets, following the descriptions of such exhibits.

Exhibit No.	Description
3.1	Form of Articles of Amendment and Restatement of Care Investment Trust Inc. [Registration Statement on Form S-11, File No. 333-141634, filed on June 7, 2007, Exhibit 3.1]
3.2	Form of Amended and Restated Bylaws of Care Investment Trust Inc. [Registration Statement on Form S-11, File No. 333-141634, filed on June 7, 2007, Exhibit 3.2]
4.1	Form of Certificate for Common Stock. [Registration Statement on Form S-11, File No. 333-141634, filed on June 7, 2007, Exhibit 4.1]
5.1	Opinion of DLA Piper LLP.*
10.1	Form of Care Investment Trust Inc. Equity Plan. [Registration Statement on Form S-11, File No. 333-141634, filed on June 7, 2007, Exhibit 10.4]
10.2	Form of Restricted Stock Agreement under Care Investment Trust Inc. Equity Plan. [Registration Statement on Form S-11, File No. 333-141634, filed on June 7, 2007, Exhibit 10.5]
10.3	Form of Restricted Stock Agreement under Care Investment Trust Inc. Equity Plan [Registration Statement on Form S-11, File No. 333-141634, filed on June 7, 2007, Exhibit 10.6]
23.1	Consent of Deloitte & Touche LLP.*
23.2	Consent of DLA Piper LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on signature page).